Inland Real Estate Corporation
2901 Butterfield Road
Oak Brook, IL 60523
(888) 331-4732
www.inlandrealestate.com

  News Release

Inland Real Estate Corporation (Investors/Analysts):	Inland Communications, Inc. (Media):
Dawn Benchelt, Investor Relations Director	Joel Cunningham, Media Relations
(630) 218-7364	(630) 218-8000 x4897
benchelt@inlandrealestate.com	cunningham@inlandgroup.com

Inland Real Estate Corporation

Reports Third Quarter 2011 Results

OAK BROOK, IL (November 3, 2011) – Inland Real Estate Corporation (NYSE: IRC) today announced financial and operational results for the three and nine months ended September 30, 2011.

Key Points

•

Funds From Operations (FFO) per common share was $0.22 for the third quarter of 2011, compared to $0.20 per share for the third quarter of 2010.

•

Total portfolio leased occupancy was 93.8 percent and consolidated same store financial occupancy was 88.2 percent at September 30, 2011, representing increases of 110 basis points and 60 basis points, respectively, over occupancy rates one year ago.

•

Consolidated same store net operating income (NOI) increased 3.5 percent and 3.4 percent for the quarter and nine months ended September 30, 2011, respectively, over the same periods last year.

•

Company executed 87 leases within the total portfolio for 370,115 square feet of space for the quarter, representing an increase in square feet leased of 13.3 percent year-over-year. For the nine months ended September 30, 2011, more than 1.4 million square feet of space was leased, on pace with same period of 2010.

•

Average base rent for new and renewal leases signed in the total portfolio increased 3.6 percent and 4.2 percent, respectively, over expiring rates for the quarter.

•

IRC-PGGM venture acquired for $13.2 million an 88,577-square-foot Cub Foods-anchored neighborhood shopping center located in a Minneapolis suburb during the quarter. After quarter close IRC acquired for $26.0 million a 174,901-square-foot regional power center approximately 50 miles south of Chicago.

•

Company priced, and issued after quarter close, 2,000,000 shares of 8.125% Series A Cumulative Redeemable Preferred Stock at $25 per share, for net proceeds of $48.4 million after underwriting discount but before expenses.

Financial Results for the Quarter

For the quarter ended September 30, 2011, Funds From Operations (FFO) available to common stockholders was $19.3 million, compared to $17.4 million for the third quarter of 2010.  On a per share basis, FFO was $0.22 (basic and diluted) for the quarter, compared to $0.20 for the third quarter 2010.

For the quarter ended September 30, 2011, FFO adjusted for non-cash adjustments and gains on extinguishment of debt was $19.7 million, compared to $16.0 million in the prior year quarter.  On a per share basis, FFO adjusted for those items was $0.22 (basic and diluted) for the quarter, compared to $0.19 for the third quarter of 2010.  The increase in FFO and FFO adjusted was primarily due to higher income from the consolidated same store portfolio as well as increased fee income from unconsolidated joint ventures.  Fee income is generated through acquisition, management and leasing services provided to our various unconsolidated joint ventures.

Net income available to common stockholders for the third quarter of 2011 was $2.7 million, compared to $6.9 million for the third quarter of 2010. On a per share basis, net income available to common stockholders was $0.03 (basic and diluted), compared to $0.08 for the prior year quarter. Net income for the quarter decreased primarily due to the impact in third quarter of 2010 of a gain in the amount of $5.1 million from the change in control of Algonquin Commons and a gain on the extinguishment of debt in the amount of $1.5 million.  Net income also was impacted by the same items that impacted FFO.

Financial Results for the Nine Months Ended September 30, 2011

For the nine months ended September 30, 2011, FFO available to common stockholders was $40.5 million, compared to $34.6 million for the same period in 2010. On a per share basis, FFO for the nine-month period was $0.46 (basic and diluted), compared to FFO of $0.40 for the nine months September 30, 2010.

For the nine months ended September 30, 2011, the Company recorded aggregate non-cash impairment charges and other non-cash adjustments, net of taxes, of $12.5 million related to the North Aurora Towne Center development joint venture project to reflect the property at its reduced fair value. By comparison, the Company recorded a gain on the extinguishment of debt and aggregate non-cash impairment charges, net of taxes, related to unconsolidated development joint venture projects, netting to $19.2 million for the same nine-month period of 2010.

FFO, adjusted for impairment charges and other non-cash adjustments, net of taxes, was $53.0 million for the nine months ended September 30, 2011, compared to $53.8 million for the same period of 2010. On a per share basis, FFO adjusted for those items was $0.60 (basic and diluted), compared to $0.63 for the prior year period.

The decrease in FFO adjusted for the nine months ended September 30, 2011, was primarily due to higher interest expense, lower gains on the sale of investment securities, and decreased gains from the sale of interests in properties through the IPCC joint venture. The decrease was partially offset by higher income from the consolidated same store portfolio and increased joint venture fee income.

Net loss available to common stockholders for the nine months ended September 30, 2011, was $9.0 million, compared to $2.8 million for the same period of 2010. On a per share basis, net loss available to common stockholders was $0.10 (basic and diluted), compared to $0.03 for the nine months ended September 30, 2010. In addition to the items that impacted FFO adjusted, net loss increased due to higher depreciation and amortization expense and the impact in the prior year period of combined gains on the change in control of Algonquin Commons and extinguishment of debt totaling $6.6 million.  The increase in net loss was partially offset by decreased non-cash impairment charges compared to the prior year period.

The Company adjusts FFO for the impact of non-cash impairment charges, net of taxes recorded in comparable periods, in order to present the performance of its core portfolio operations. Reconciliations of FFO and FFO, adjusted, to net loss available to common stockholders, calculated in accordance with U.S. GAAP, as well as FFO per share and FFO, adjusted per share to net loss available to common stockholders per share, are provided at the end of this press release.

“As we finish out the year we are pleased with the progress made on our principal goals, which include systematic improvements in portfolio performance,” said Mark Zalatoris, Inland Real Estate Corporation’s president and chief executive officer. “Highlights for the quarter are a 3.5 percent gain in consolidated same store net operating income and a 110 basis point increase in total portfolio leased occupancy over one year ago, as well as the fifth consecutive quarter of stable or improved leasing spreads across the total portfolio.

Added Zalatoris, “The preferred offering launched in September was another step in executing our capital plan and an effective means to source growth capital for the Company’s long-term benefit. We intend to utilize the net proceeds of more than $48 million to tap a robust pipeline of new acquisitions. In addition to growing our operating platform, we expect to address debt obligations with a portion of these proceeds to further strengthen the balance sheet.  Within this current operating environment, we are continuing to build value in the Company for investors.”

Portfolio Performance

The Company evaluates its overall portfolio by analyzing the operating performance of properties that have been owned and operated for the same three and nine-month periods during each year. A total of 110 of the Company’s investment properties within the consolidated portfolio satisfied this criterion during these periods and are referred to as “same store” properties. Same store net operating income (NOI) is a supplemental non-GAAP measure used to monitor the performance of the Company’s investment properties. A reconciliation of same store NOI to net loss available to common stockholders, calculated in accordance with U.S. GAAP, is provided at the end of this press release.

Consolidated portfolio same store NOI was $24.1 million for the quarter and $72.0 million for the nine months ended September 30, 2011, representing increases of 3.5 percent and 3.4 percent, respectively, over the prior year periods. The increases were primarily due to income from new leases signed and higher other property income.

As of September 30, 2011, same store financial occupancy for the consolidated portfolio was 88.2 percent, compared to 87.6 percent as of September 30, 2010, and 89.0 percent as of June 30, 2011.  The sequential decrease in consolidated same store financial occupancy primarily was due to the termination of a lease for a property formerly leased to a grocery store and the closing of one Borders location.

Leasing

For the quarter ended September 30, 2011, the Company executed 87 leases within the total portfolio aggregating 370,115 square feet of gross leasable area (“GLA”). This included 42 renewal leases comprising 162,460 square feet of GLA with an average rental rate of $12.94 per square foot and representing an increase of 4.2 percent over the average expiring rent. Fifteen new leases and 30 non-comparable leases aggregating 207,655 square feet of GLA were signed during the quarter. New leases executed during the quarter had an average rental rate of $12.30 per square foot, an increase of 3.6 percent over the expiring rent. The non-comparable leases were signed with an average rental rate of $10.49 per square foot. Non-comparable leases represent leases signed for expansion square footage or for space in which there was no former tenant in place for one year or more. On a blended basis, the 57 new and renewal leases signed during the quarter had an average rental rate of $12.71 per square foot, representing an increase of 4.0 percent over the average expiring rent. The calculations of former and new average base rents are adjusted for rent abatements on the included leases.

Leased occupancy for the total portfolio was 93.8 percent as of September 30, 2011, compared to 94.4 percent as of June 30, 2011, and 92.7 percent as of September 30, 2010. Financial occupancy for the total portfolio was 88.5 percent as of September 30, 2011, compared to 89.3 percent as of June 30, 2011, and 88.3 percent as of September 30, 2010. Financial occupancy is defined as the percentage of total gross leasable area for which a tenant is obligated to pay rent under the terms of the lease agreement, regardless of the actual use or occupation by that tenant of the area being leased, and excludes tenants in abatement periods. All occupancy rates exclude seasonal leases. Total portfolio occupancy rates decreased sequentially primarily due to the aforementioned lease termination for the former grocery store, the closing of two Borders locations, and the venture’s acquisition of the 89.3-percent-leased Champlin Marketplace during the quarter.

EBITDA, Balance Sheet, Liquidity and Market Value

Earnings before interest, taxes, depreciation and amortization (EBITDA) available to common stockholders, adjusted for non-cash impairments and other non-cash adjustments was $32.0 million for the quarter, compared to $29.5 million for the third quarter of 2010. For the nine months ended September 30, 2011, EBITDA, adjusted for non-cash impairments and other non-cash adjustments, was $92.3 million, compared to $88.6 million for the prior year period. A definition and reconciliation of EBITDA and adjusted EBITDA to income (loss) from continuing operations is provided at the end of this news release.

EBITDA coverage of interest expense, adjusted, was 2.5 times for the quarter ended September 30, 2011, compared to 2.4 times for the prior quarter and 2.2 times for the third quarter of 2010. The Company has provided EBITDA and related non-GAAP coverage ratios because it believes EBITDA and the related ratios provide useful supplemental measures in evaluating the Company’s operating performance in that expenses that may not be indicative of operating performance are excluded.

On September 29, 2011, the Company priced a public offering of 2,000,000 shares of its 8.125% Series A Cumulative Redeemable Preferred Stock and, on October 6, 2011, issued the Series A Preferred Stock at a public offering price of $25 per share, for net proceeds of approximately $48.4 million, after the underwriting discount but before expenses. The Company granted to the underwriters a 30-day option to purchase up to an additional 300,000 shares of the Series A Preferred Stock to cover over-allotments, and none were sold. The Company intends to use the net proceeds of the offering primarily for acquisitions to be owned outright or through one or more of its joint ventures, and for general corporate purposes including the repayment of indebtedness. The Series A Preferred Stock is traded on the New York Stock Exchange under the symbol “IRCPrA.”

As of September 30, 2011, the Company had an equity market capitalization of $649.1 million and total debt outstanding of $966.4 million (including the pro-rata share of debt in unconsolidated joint ventures and full face value of convertible notes) for a total market capitalization of approximately $1.6 billion and a debt-to-total market capitalization of 59.8 percent. Including the convertible notes, 64.9 percent of consolidated debt bears interest at fixed rates. As of September 30, 2011, the weighted average interest rate on the fixed rate debt was 5.3 percent and the overall weighted average interest rate, including variable rate debt, was 4.55 percent. The Company had $60 million outstanding on its $150 million unsecured line of credit facility at the end of the quarter.

Acquisitions

On November 1, 2011, IRC acquired for $26.0 million the 174,901-square-foot Bradley Commons shopping center in Bradley, Illinois. Bradley Commons is a regional power center approximately 50 miles south of Chicago. The property consists of big box, junior anchor, and in-line shops, as well as outlot retail space that is 93 percent leased to high quality retailers that include Bed Bath and Beyond, Dick’s Sporting Goods, Petco and Ulta Cosmetics.  Bradley Commons is also shadow-anchored by Kohl’s and Super Walmart.

Dispositions

In August, the Company sold for $3.0 million 61,000 square feet of leasable space at Park Center in Tinley Park, Illinois, currently occupied by a local grocery operator. The Company retained ownership of the remainder of Park Center which currently comprises 128,390 square feet of GLA. The Company recorded a gain on sale of $358,000 in conjunction with the partial sale of Park Center.

Subsequent to the close of the quarter, the Company sold three unanchored neighborhood retail centers: Rose Plaza East and Rose Plaza West in Naperville, Illinois, for a total sales price of $5.05 million, and Orland Park Retail in Orland Park, Illinois, for $975,000.

Joint Venture Activity

On September 21, 2011, the IRC-PGGM joint venture closed its acquisition of Champlin Marketplace, an 88,577-square-foot neighborhood shopping center located in Champlin, Minnesota, a northwest suburb of Minneapolis. The center is anchored by Supervalu Inc.’s Cub Foods, the market-leading grocer in Minnesota, and includes a diversified in-line mix of national and regional retailers. The venture purchased the center in an all-cash transaction for $13.2 million, excluding closing costs and adjustments, and anticipates placing financing on the asset in the future. In conjunction with the acquisition and according to the terms of the joint venture agreement with PGGM, the Company contributed the Stuarts Crossing shopping center in St. Charles, Illinois to the venture.

Distributions

The Company declared a cash distribution of $0.220052 per share on the outstanding shares of its Series A Cumulative Redeemable Preferred Stock.  This distribution is payable on November 15, 2011 to the stockholders of record at the close of business on November 1, 2011.

In August, September and October 2011, the Company paid monthly cash distributions to common stockholders of $0.0475 per common share. The Company also declared a cash distribution of $0.0475 per common share, payable on November 17, 2011, to common stockholders of record at the close of business on October 31, 2011. The Company expects to continue to pay monthly cash distributions at the existing rate to common stockholders throughout 2011.

Guidance

For fiscal year 2011, the Company expects FFO, adjusted per common share (basic and diluted), to range from $0.80 to $0.83, consolidated same store net operating income to increase by 1 percent to 3 percent, and average total portfolio financial occupancy to range from 90 percent to 91 percent.

Conference Call/Webcast

Management will host a conference call to discuss the Company’s financial and operational results on Thursday, November 3, 2011 at 2:00 p.m. CT (3:00 p.m. ET). Hosting the conference call will be Mark Zalatoris, President and Chief Executive Officer, Brett Brown, Chief Financial Officer, and Scott Carr, President of Property Management. The live conference call can be accessed by dialing 1-877-317-6789 (toll free) for callers within the United States, 1-866-605-3852 (toll free) for callers dialing from Canada, or 1-412-317-6789 for other international callers. The conference call also will be available via live webcast on the Company’s website at www.inlandrealestate.com. The conference call will be recorded and available for replay one hour after the end of the live event through 8:00 a.m. CT (9:00 a.m. ET) on November 14, 2011. Interested parties can access the replay of the conference call by dialing 1-877-344-7529 or 1-412-317-0088 for international callers, and entering the replay pass code 10005271. An online playback of the webcast will be archived for approximately one year in the investor relations section of the Company’s website.

About Inland Real Estate Corporation

Inland Real Estate Corporation is a self-administered and self-managed publicly traded real estate investment trust that owns and operates open-air neighborhood, community, power and lifestyle retail centers and single-tenant properties located primarily in the Midwestern United States. As of September 30, 2011, the Company owned interests in 159 investment properties, including 46 owned through its unconsolidated joint ventures, with aggregate leasable space of approximately 14 million square feet.  Additional information on Inland Real Estate Corporation, including a copy of the Company’s supplemental financial information for the three and nine months ended September 30, 2011, is available at www.inlandrealestate.com.

Certain statements in this press release constitute "forward-looking statements" within the meaning of the Federal Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that do not reflect historical facts and instead reflect our management’s intentions, beliefs, expectations, plans or predictions of the future.  Forward-looking statements can often be identified by words such as “believe,” “expect,” “anticipate,” “intend,” “estimate,” “may,” “will,” “should” and “could.” Examples of forward-looking statements include, but are not limited to, statements that describe or contain information related to matters such as management’s intent, belief or expectation with respect to our financial performance, investment strategy or our portfolio, our ability to address debt maturities, our cash flows, our growth prospects, the value of our assets, our joint venture commitments and the amount and timing of anticipated future cash distributions. Forward-looking statements reflect the intent, belief or expectations of our management based on their knowledge and understanding of the business and industry and their assumptions, beliefs and expectations with respect to the market for commercial real estate, the U.S. economy and other future conditions. These statements are not guarantees of future performance, and investors should not place undue reliance on forward-looking statements. Actual results may differ materially from those expressed or forecasted in forward-looking statements due to a variety of risks, uncertainties and other factors, including but not limited to the factors listed and described under Item 1A”Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2010, as filed with the Securities and Exchange Commission (the “SEC”) on February 28, 2011 as they may be revised or supplemented by us in subsequent Reports on Form 10-Q and other filings with the SEC.  Among such risks, uncertainties and other factors are market and economic challenges experienced by the U.S. economy or real estate industry as a whole, including dislocations and liquidity disruptions in the credit markets; the inability of tenants to continue paying their rent obligations due to bankruptcy, insolvency or a general downturn in their business; competition for real estate assets and tenants; impairment charges; the availability of cash flow from operating activities for distributions and capital expenditures; our ability to refinance maturing debt or to obtain new financing on attractive terms; future increases in interest rates; actions or failures by our joint venture partners, including development partners; and factors that could affect our ability to qualify as a real estate investment trust. We undertake no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results.

INLAND REAL ESTATE CORPORATION

Consolidated Balance Sheets

September 30, 2011 and December 31, 2010

(In thousands except per share data)

	September 30, 2011 (unaudited)	December 31, 2010
Assets:

Investment properties:
Land	$330,116	345,637
Construction in progress	1,519	142
Building and improvements	983,273	999,723

	1,314,908	1,345,502
Less accumulated depreciation	342,082	326,546

Net investment properties	972,826	1,018,956

Cash and cash equivalents	7,560	13,566
Investment in securities	11,296	10,053
Accounts receivable, net	36,425	37,755
Investment in and advances to unconsolidated joint ventures	93,660	103,616
Acquired lease intangibles, net	29,435	38,721
Deferred costs, net	19,215	17,041
Other assets	14,828	15,133

Total assets	$1,185,245	1,254,841

Liabilities:

Accounts payable and accrued expenses	$42,745	34,768
Acquired below market lease intangibles, net	10,790	10,492
Distributions payable	4,224	4,139
Mortgages payable	435,322	483,186
Unsecured credit facilities	210,000	195,000
Convertible notes	108,450	107,360
Other liabilities	20,443	18,898

Total liabilities	831,974	853,843

Commitments and contingencies

Stockholders' Equity:

Preferred stock, $0.01 par value, 6,000 Shares authorized; none issued and outstanding at September 30, 2011 and December 31, 2010, respectively	-	-
Common stock, $0.01 par value, 500,000 Shares authorized; 88,912 and 87,838 Shares issued and outstanding at September 30, 2011 and December 31, 2010, respectively	889	878
Additional paid-in capital (net of offering costs of $65,684 and $65,322 at September 30, 2011 and December 31, 2010, respectively)	784,613	775,348
Accumulated distributions in excess of net income	(423,427)	(376,480)
Accumulated other comprehensive income (expense)	(7,851)	1,148

Total stockholders' equity	354,224	400,894

Noncontrolling interest	(953)	104

Total equity	353,271	400,998

Total liabilities and stockholders' equity	$1,185,245	1,254,841

INLAND REAL ESTATE CORPORATION

Consolidated Balance Sheets (continued)

September 30, 2011 and December 31, 2010

(In thousands except per share data)

The following table presents certain assets and liabilities of consolidated variable interest entities (VIEs), which are included in the Consolidated Balance Sheet above as of December 31, 2010.  There were no consolidated VIE assets and liabilities as of September 30, 2011.  The assets in the table below include only those assets that can be used to settle obligations of consolidated VIEs.  The liabilities in the table below include third-party liabilities of consolidated VIEs only, and exclude intercompany balances that are eliminated in consolidation.

	September 30, 2011 (unaudited)	December 31, 2010
Assets of consolidated VIEs that can only be used to settle obligations of consolidated VIEs:

Investment properties:
Land	$-	7,292
Building and improvements	-	22,283

	-	29,575
Less accumulated depreciation	-	237

Net investment properties	-	29,338

Acquired lease intangibles, net	-	5,450
Other assets	-	403

Total assets of consolidated VIEs that can only be used to settle obligations of consolidated VIEs	$-	35,191

Liabilities of consolidated VIEs for which creditors or beneficial interest holders do not have recourse to the general credit of the Company:

Mortgages payable	$-	19,353
Other liabilities	-	615

Total liabilities of consolidated VIEs for which creditors or beneficial interest holders do not have recourse to the general credit of the Company	$-	19,968

INLAND REAL ESTATE CORPORATION

Consolidated Statements of Operations

For the three and nine months ended September 30, 2011 and 2010 (unaudited)

(In thousands except per share data)

	Three months ended September 30, 2011	Three months ended September 30, 2010	Nine months ended September 30, 2011	Nine months ended September 30, 2010
Revenues:
Rental income	$30,182	30,113	90,978	86,811
Tenant recoveries	9,884	9,494	33,552	31,312
Other property income	1,002	558	1,969	1,526
Fee income from unconsolidated joint ventures	1,740	915	4,240	2,422
Total revenues	42,808	41,080	130,739	122,071

Expenses:
Property operating expenses	6,235	6,466	22,848	22,631
Real estate tax expense	8,432	8,447	25,199	25,162
Depreciation and amortization	13,031	12,342	38,369	32,483
Provision for asset impairment	-	-	5,223	17,991
General and administrative expenses	3,335	3,012	10,815	9,839
Total expenses	31,033	30,267	102,454	108,106

Operating income	11,775	10,813	28,285	13,965

Other income	433	766	2,194	4,198
Gain (loss) on change in control of investment property	-	5,122	(1,400)	5,122
Gain on sale of joint venture interest	360	852	913	2,862
Gain on extinguishment of debt	-	1,481	-	1,481
Interest expense	(10,500)	(10,751)	(32,535)	(25,501)
Income (loss) before income tax benefit (expense) of taxable REIT subsidiaries, equity in earnings (loss) of unconsolidated joint ventures and discontinued operations	2,068	8,283	(2,543)	2,127

Income tax benefit (expense) of taxable REIT subsidiaries	209	(313)	1,154	(934)
Equity in earnings (loss) of unconsolidated joint ventures	13	(593)	(8,321)	(4,192)
Income (loss) from continuing operations	2,290	7,377	(9,710)	(2,999)
Income (loss) from discontinued operations	409	(439)	785	431
Net income (loss)	2,699	6,938	(8,925)	(2,568)

Less: Net income attributable to the noncontrolling interest	(46)	(70)	(111)	(232)
Net income (loss) available to common stockholders	2,653	6,868	(9,036)	(2,800)

Other comprehensive income (expense):
Unrealized gain (loss) on investment securities	(2,048)	545	(1,832)	1,338
Reversal of unrealized gain to realized gain on investment securities	(29)	(433)	(1,191)	(1,976)
Unrealized gain (loss) on derivative instruments	(5,321)	-	(5,976)	61

Comprehensive income (loss)	$(4,745)	6,980	(18,035)	(3,377)

Basic and diluted earnings available to common shares per weighted average common share:

Income (loss) from continuing operations	$0.03	0.09	(0.11)	(0.04)
Income (loss) from discontinued operations	-	(0.01)	0.01	0.01
Net income (loss) available to common stockholders per weighted average common share – basic and diluted	$0.03	0.08	(0.10)	(0.03)

Weighted average number of common shares outstanding – basic	88,754	85,787	88,426	85,518

Weighted average number of common shares outstanding – diluted	88,870	85,876	88,426	85,518

Non-GAAP Financial Measures

We consider FFO a widely accepted and appropriate measure of performance for a REIT.  FFO provides a supplemental measure to compare our performance and operations to other REITs.  Due to certain unique operating characteristics of real estate companies, NAREIT has promulgated a standard known as FFO, which it believes more accurately reflects the operating performance of a REIT such as ours.  As defined by NAREIT, FFO means net income computed in accordance with U.S. GAAP, excluding gains (or losses) from sales of operating property, plus depreciation and amortization and after adjustments for unconsolidated entities in which the REIT holds an interest.  We have adopted the NAREIT definition for computing FFO.  Management uses the calculation of FFO for several reasons.  We use FFO in conjunction with our acquisition policy to determine investment capitalization strategy and we also use FFO to compare our performance to that of other REITs in our peer group.  Additionally, FFO is used in certain employment agreements to determine incentives payable by us to certain executives, based on our performance.  The calculation of FFO may vary from entity to entity since capitalization and expense policies tend to vary from entity to entity.  Items that are capitalized do not impact FFO whereas items that are expensed reduce FFO.  Consequently, our presentation of FFO may not be comparable to other similarly titled measures presented by other REITs.  FFO does not represent cash flows from operations as defined by U.S. GAAP, it is not indicative of cash available to fund all cash flow needs and liquidity, including our ability to pay distributions and should not be considered as an alternative to net income, as determined in accordance with U.S. GAAP, for purposes of evaluating our operating performance.  The following table reflects our FFO and adjusted FFO for the periods presented, reconciled to net income (loss) available to common stockholders for these periods.  The Company adjusts FFO for the impact of non-cash impairment charges, net of taxes and gains on extinguishment of debt recorded in comparable periods in order to present the performance of its core portfolio operations.

	Three months ended September 30, 2011	Three months ended September 30, 2010	Nine months ended September 30, 2011	Nine months ended September 30, 2010

Net income (loss) available to common stockholders	$2,653	6,868	(9,036)	(2,800)
(Gain) loss on sale of investment properties	(358)	138	(555)	(383)
(Gain) loss from change in control of investment property	-	(5,122)	1,400	(5,122)
Equity in depreciation and amortization of unconsolidated joint ventures	3,713	3,229	10,393	10,169
Amortization on in-place lease intangibles	1,869	1,990	5,247	3,124
Amortization on leasing commissions	333	280	1,050	806
Depreciation, net of noncontrolling interest	11,121	10,066	32,017	28,823

Funds From Operations available to common stockholders	19,331	17,449	40,516	34,617

Gain on extinguishment of debt	-	(1,481)	-	(1,481)
Impairment loss, net of taxes:
Provision for asset impairment	-	-	5,223	17,991
Provision for asset impairment included in equity in loss of unconsolidated joint ventures	-	-	7,824	2,498
Other non-cash adjustments	-	-	842	-
Provision for income taxes:
Tax (benefit) expense related to current impairment charges, net of valuation allowance	331	-	(1,368)	147

Funds From Operations available to common stockholders, adjusted	$19,662	15,968	53,037	53,772

Net income (loss) available to common stockholders per weighted average common share – basic and diluted	$0.03	0.08	(0.10)	(0.03)

Funds From Operations available to common stockholders, per weighted average common share – basic and diluted	$0.22	0.20	0.46	0.40

Funds From Operations available to common stockholders, adjusted, per weighted average common share – basic and diluted	$0.22	0.19	0.60	0.63

Weighted average number of common shares outstanding, basic	88,754	85,787	88,426	85,518

Weighted average number of common shares outstanding, diluted	88,870	85,876	88,426	85,518

EBITDA is defined as earnings (losses) from operations excluding: (1) interest expense; (2) income tax benefit or expenses; (3) depreciation and amortization expense; and (4) gains (loss) on non-operating property.  We believe EBITDA is useful to us and to an investor as a supplemental measure in evaluating our financial performance because it excludes expenses that we believe may not be indicative of our operating performance.  By excluding interest expense, EBITDA measures our financial performance regardless of how we finance our operations and capital structure.  By excluding depreciation and amortization expense, we believe we can more accurately assess the performance of our portfolio.  Because EBITDA is calculated before recurring cash charges such as interest expense and taxes and is not adjusted for capital expenditures or other recurring cash requirements, it does not reflect the amount of capital needed to maintain our properties nor does it reflect trends in interest costs due to changes in interest rates or increases in borrowing.  EBITDA should be considered only as a supplement to net earnings and may be calculated differently by other equity REITs.

	Three months ended September 30, 2011	Three months ended September 30, 2010	Nine months ended September 30, 2011	Nine months ended September 30, 2010

Income (loss) from continuing operations	$2,290	7,377	(9,710)	(2,999)
Gain on sale of property	-	(45)	-	(45)
(Gain) loss from change in control of investment property	-	(5,122)	1,400	(5,122)
Net income attributable to noncontrolling interest	(46)	(70)	(111)	(232)
Income tax (benefit) expense of taxable REIT subsidiaries	(209)	313	(1,154)	934
Income (loss) from discontinued operations, excluding gains	51	(301)	230	48
Interest expense	10,500	10,751	32,535	25,501
Interest expense associated with discontinued operations	-	255	-	589
Interest expense associated with unconsolidated joint ventures	2,295	2,118	6,354	7,702
Depreciation and amortization	13,031	12,342	38,369	32,483
Depreciation and amortization associated with discontinued operations	28	142	91	601
Depreciation and amortization associated with unconsolidated joint ventures	3,713	3,218	10,393	10,158

EBITDA available to common stockholders	31,653	30,978	78,397	69,618

Gain on extinguishment of debt	-	(1,481)	-	(1,481)
Provision for asset impairment	-	-	5,223	17,991
Provision for asset impairment included in equity in loss of unconsolidated joint ventures	-	-	7,824	2,498
Other non-cash adjustments	331	-	842	-

EBITDA available to common stockholders, adjusted	$31,984	29,497	92,286	88,626

Total Interest Expense	$12,795	13,124	38,889	33,792

EBITDA: Interest Expense Coverage Ratio	2.5 x	2.4 x	2.0 x	2.1 x

EBITDA: Interest Expense Coverage Ratio, adjusted	2.5 x	2.2 x	2.4 x	2.6 x

Same Store Net Operating Income Analysis

The following schedules present same store net operating income, for our consolidated and unconsolidated portfolios, which is the net operating income of properties owned in both the three and nine months ended September 30, 2011 and 2010, along with other investment properties' new operating income.  Same store net operating income is considered a non-GAAP financial measure because it does not include straight-line rental income, amortization of lease intangibles, interest, depreciation, amortization and bad debt expense.  We provide same store net operating income as it allows investors to compare the results of property operations for the three and nine months ended September 30, 2011 and 2010.  We also provide a reconciliation of these amounts to the most comparable GAAP measure, net income (loss) available to common stockholders.

Consolidated	Three months ended September 30,2011	Three months ended September 30, 2010	% Change	Nine months ended September 30,2011	Nine months ended September 30, 2010	% Change
Rental income and additional income:
"Same store" investment properties, 110 properties
Rental income	$26,398	26,307	0.3%	79,110	78,428	0.9%
Tenant recovery income	9,215	8,454	9.0%	30,692	27,923	9.9%
Other property income	944	479	97.1%	1,841	1,417	29.9%
"Other investment properties
Rental income	3,175	3,321		10,176	7,485
Tenant recovery income	669	1,040		2,860	3,389
Other property income	58	79		128	109
Total rental income and additional income	$40,459	39,680		124,807	118,751

Property operating expenses:
"Same store" investment properties, 110 properties
Property operating expenses	$4,825	4,649	3.8%	17,169	16,258	5.6%
Real estate tax expense	7,648	7,321	4.5%	22,468	21,859	2.8%
"Other investment properties"
Property operating expenses	601	695		2,201	1,545
Real estate tax expense	784	1,126		2,731	3,303
Total property operating expenses	$13,858	13,791		44,569	42,965

Property net operating income
"Same store" investment properties	$24,084	23,270	3.5%	72,006	69,651	3.4%
"Other investment properties"	2,517	2,619		8,232	6,135
Total property net operating income	$26,601	25,889		80,238	75,786

Other income:
Straight-line rents	$553	555		1,378	1,021
Amortization of lease intangibles	56	(70)		314	(123)
Other income	433	766		2,194	4,198
Fee income from unconsolidated joint ventures	1,740	915		4,240	2,422
Gain (loss) on change in control of investment property	-	5,122		(1,400)	5,122
Gain on sale of joint venture interest	360	852		913	2,862
Gain on extinguishment of debt	-	1,481		-	1,481

Other expenses:
Income tax benefit (expense) of taxable REIT subsidiaries	209	(313)		1,154	(934)
Bad debt expense	(809)	(1,122)		(3,478)	(4,828)
Depreciation and amortization	(13,031)	(12,342)		(38,369)	(32,483)
General and administrative expenses	(3,335)	(3,012)		(10,815)	(9,839)
Interest expense	(10,500)	(10,751)		(32,535)	(25,501)
Provision for asset impairment	-	-		(5,223)	(17,991)
Equity in earnings (loss) of unconsolidated ventures	13	(593)		(8,321)	(4,192)

Income (loss) from continuing operations	2,290	7,377		(9,710)	(2,999)
Income (loss) from discontinued operations	409	(439)		785	431
Net income (loss)	2,699	6,938		(8,925)	(2,568)

Less: Net income attributable to the noncontrolling interest	(46)	(70)		(111)	(232)

Net income (loss) available to common stockholders	$2,653	6,868		(9,036)	(2,800)